PROSPECTUS SUPPLEMENT NO. 1                     Filed Pursuant to Rule 424(b)(3)

(To Prospectus Dated August 11, 2005)                Registration No. 333-126945

                         SALIVA DIAGNOSTIC SYSTEMS, INC.

                        39,176,896 Shares of Common Stock
                               ($0.001 par value)

      This prospectus supplement supplements information contained in that certain prospectus dated August 11, 2005 of Saliva Diagnostic Systems, Inc. (the "Company"), relating to the offer and sale from time to time of up to 31,166,890 shares of the Company's outstanding common stock, up to 4,500,000 shares of the Company's stock issuable upon conversion of convertible debentures, and up to 3,510,000 shares of the Company's common stock issuable upon exercise of warrants, which are held by certain shareholders, debenture holders and warrant holders named in the prospectus under the section entitled "Selling Security Holders." This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

       The following table amends and supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling shareholders named below and the respective shares of common stock beneficially owned by such selling shareholder that may be offered pursuant to the prospectus:

                                                                Number of Shares
                                     Shares                          Owned
                                  owned prior       Total         by Selling
                                    to this        Shares      Stockholder After
                                    offering     Registered       Offering (1)
                                  ----------------------------------------------
                                                                            --
--------------------------------------------------------------------------------
Helenka Bodner                     16,616,896    16,616,896                 --
Harborview Master Fund, L.P.          350,000       350,000

(1)   Assumes all of the shares of common stock offered are sold.


    All information in this prospectus supplement is as of December 28, 2005.

                                 -------------

          The date of this prospectus supplement is December 28, 2005.